Exhibit 16.1

Securities and Exchange Commission
Station Place
100 F Street, NE
Washington, D.C. 20549

RE: Hudson’s Grill International, Inc.

File No. 333-94797

We have read Hudson’s Grill International, Inc.’s statements included under Item 4.01 to its Form 8-K dated January 21, 2010, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/ Whitley Penn LLP
Dallas, Texas
January 21, 2010